Exhibit 99.1

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE

ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC. APPOINTS NITIN AMERSEY AS CHAIRMAN OF THE BOARD AND DAVID JOHNSON AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

Telford, Pa.-May 3, 2004-Environmental Solutions Worldwide, Inc. (OTCBB:ESWW), announced today that its Board of Directors has appointed Mr. Nitin Amersey as its interim non-executive Chairman of the Board and has appointed Mr. David Johnson its interim President and Chief Executive Officer. The appointments were effective May 1, 2004.

Mr. Amersey has been serving as a non-executive Director on the Company's Board. He brings to the interim Chairman's position not only a wealth of experience but also a keen understanding of the emerging challenges and opportunities that lay ahead of the Company.

Mr. Johnson has served as a member of the Company's Board since 2000. His prior responsibilities within the Company's executive management team have included Chief Operations Officer and Senior Vice President of Sales and Marketing. Mr. Johnson's combination of technical expertise, industry knowledge and sales and marketing skills were key in the decision to appoint him as the Company's interim President and Chief Executive Officer.

Additionally, effective April 30, 2004, Mr. John A. Donohoe, Jr. resigned as Chief Executive Officer, President and interim Chief Financial Officer of the Company to pursue other opportunities. Mr. Johnson stated "I would like to thank Mr. Donohoe for his many contributions to the Company and wish him well in his future endeavors. He has played an important role in the continued growth and development of our company".

ABOUT ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.

With headquarters in Telford, Pennsylvania Environmental Solutions Worldwide is a publicly traded company engaged through its subsidiaries in the design, development, manufacture and sale of environmental technologies currently focused on the international automotive and transportation industries. ESW manufactures and markets a line of catalytic emission control products and catalytic conversion technologies for a multitude of applications.

For updated information, please visit the Company's Web site at:
www.cleanerfuture.com.

SAFE HARBOR

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (The "Act"). In particular, when used in the preceding discussion, the words "pleased" "plan," "confident that," "believe," "expect," or "intend to," and similar conditional expressions are intended to identify forward looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, general acceptance of the Company's products and technologies, competitive factors, the ability to successfully complete additional financings and other risks described in the Company's SEC reports and filings.

                          FOR MORE INFORMATION CONTACT:
                     ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.
                         David Johnson at 1-905-850-9970
                           djohnson@cleanerfuture.com




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